UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2006

SRKP 9, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

000-51981	20-4062619
(Commission File Number)	(IRS Employer Identification No.)

210 South Federal Highway, Suite 205
Deerfield Beach, FL	33441
(Address of Principal Executive Offices)	(Zip Code)

(310) 203-2902
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under  any of the ollowing provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 15, 2006, SRKP 9, Inc., a Delaware corporation (the "Company"), entered into a Share ExchangeAgreement with Times Manufacture & E-commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”); and Kwong Kai Shun, the sole shareholder of Times Manufacture, pursuant which the Company agreed to issue an aggregate of 19,454,420 shares of its common stock to Kwong Kai Shun and/or its designees in exchange for 100% of the share capital of Times Manufacture (the "Share Exchange"). The Company also agreed to effect a 1.371188519-for-one forward stock split (in the form of a stock dividend) of its outstanding shares of common stock such that there will be 3,702,209 shares of common stock outstanding immediately prior to the Share Exchange. Times Manufacture is the parent of its British Virgin Islands corporate subsidiaries, which consist of Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., and the Hong Kong corporated subsidiaries, Billow Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd.

The consummation of the Share Exchange is subject to certain conditions. The Share Exchange, if consummated, will result in a change-in-control of the Company and the assumption of Times Manufacture's operations and liabilities. In connection with the change-in-control, the Board of Directors and management of Times Manufacture will become the Board of Directors and management of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRKP 9, INC.

Date: December 20, 2006
By: /s/ Richard Rappaport
Name: Richard Rappaport
Title: President